EXHIBIT (d)(2)(i)

                                  AMENDMENT TO
                             SUB-ADVISORY AGREEMENT

         This AMENDMENT, dated as of October 31, 2003, amends the Sub-Advisory Agreement (as defined below) between Travelers Asset Management International Company LLC (formerly, Travelers Asset Management International Corporation) ("TAMIC"), on behalf of Managed Assets Trust (the "Trust"), and The Travelers Investment Management Company ("TIMCO").

                                   WITNESSETH:

         WHEREAS, TAMIC and TIMCO have previously entered into a sub-advisory agreement with respect to the Trust (the "Agreement"), dated December 30, 1992;

         WHEREAS, TAMIC and TICMO desire to amend the Agreement as set forth herein;

         NOW THEREFORE, in consideration of the foregoing premises, TAMIC and TIMCO hereby amend and modify the Agreement:

         1. By adding the following sub-section (f) to Section 2 of the
         Agreement:

         f. vote proxies on securities held by the Trust. TIMCO represents that it has adopted and implemented written policies and procedures reasonably designed to ensure that it will vote proxies in the best interest of the Trust and its shareholders, which policies and procedures describe how the TIMCO addresses material conflicts of interest between its interests and those of the Trust with respect to proxy voting. TIMCO shall furnish TAMIC with such information reasonably requested by TAMIC, in such form as may be requested, as is necessary (1) for a summary description of the TIMCO's proxy voting policies and procedures to be included in the registration statement with respect to the Trust, and (2) for the proxy voting record for the Trust to be filed with the SEC in accordance with the requirements of Form N-PX (or any successor form).

         2. By adding the following new Section 11 to the Sub-Advisory
         Agreement:

         11. TIMCO shall not consult with any other sub-adviser to the Trust or any sub-adviser to any other investment company or investment company series for which TAMIC serves as investment adviser concerning transactions for the Trust in securities or other assets.

         IN WITNESS WHEREOF, this Amendment to the Agreement has been executed by a duly authorized representative of each of the parties hereto as of the date of the Amendment first set forth above.

                                                    Travelers Asset Management
                                                    International Company LLC

                                                    By: /s/ David A. Tyson
                                                        ------------------

                                                    As:_________________________


                                                    The Travelers Investment
                                                    Management Company

                                                    By: /s/ Kathleen A. McGah
                                                        ---------------------

                                                    As: Assistant Secretary
                                                        -------------------